EXHIBIT 21.1

COMMUNITY FIRST BANKSHARES, INC.
SUBSIDIARIES

Subsidiary Bank:	Location	Ownership Percentage

Community First National Bank	Fargo, ND	100.00%

Nonbank Subsidiaries:

Community First Financial, Inc.	Fargo, ND	100.00%
Community First Service Corporation	Fargo, ND	100.00%
Community First Properties, Inc.	Fargo, ND	100.00%
CFB Capital I	Fargo, ND	100.00%
CFB Capital II	Fargo, ND	100.00%

Subsidiaries of Subsidiaries (100% Owned):

Community First Insurance, Inc.	Fargo, ND	(Subsidiary of Community First National Bank)
CFIN, Inc.	Las Vegas, NV	(Subsidiary of Community First National Bank)
Equity Lending, Inc.	Fargo, ND	(Subsidiary of Community First National Bank)
Mountain Parks Financial Services, Inc.	Denver, CO	(Subsidiary of Community First National Bank)
Community First Holdings, Inc.	Georgetown, British Cayman Islands	(Subsidiary of Community First National Bank)
CFIRE, Inc.	Fargo, ND	(Subsidiary of Community First Holdings, Inc.)
CFB Community Development Corporation	Fargo, ND	(Subsidiary of Community First National Bank)